Exhibit 10.15

Supplementary Agreement

No.:2010022413

Buyer: Datang Xiangyang Wind Power Co., Ltd

Seller: Guangdong Mingyang Wind Power Technology Co., Ltd

The Contract “Datang Jilin Xiangyang Wind Farm Phase-I Project (400 MW) Wind Turbine Generators and Subsidiary Devices” was entered into by both parties. In order to better regulate the payment of Guarantee Deposit and the Guarantee Deposit clauses, both parties agree as follows upon friendly consultation:

1.	The original contract clause “Art.19.4 he Buyer shall pay 2% of the total contract amount of Phase I to the Seller after 72 hours of testing when the primary acceptance check is finished and accepted, which is ¥3,485,990.00. At the beginning of the second, third, and fourth year of the warranty period, the Buyer shall pay 2% of the total contract amount of Phase I to the Seller, which is ¥3,485,990.00. After the warranty period, the Buyer shall pay 2% of the total contract amount of Phase I to the Seller, which is ¥3,485,990.00. The payment of the aforesaid amounts shall be made by T/T or bank draft to the Seller within one month after the Buyer has verified the financial billings without error.”

shall be changed into “The remaining provision which is 10% of the contractual equipment amount shall, within one week of the preliminary examination of wind turbines, be paid in such way that the Seller issues a letter of bank guarantee of quality to the Buyer in the same amount, and the Buyer shall pay off the remaining provision which is 10% of the contractual equipment amount within one week upon the receipt of the said letter”.

2.	The original contract clause “Art.17.3 At expiry of warranty period, the Buyer is entitled to authorize a third party to estimate the conditions of primary parts of the wind turbine generators in five (5) years. The designed life time of a wind turbine generator is no shorter than twenty (20) years. Thereinto, the primary parts (wind rotor, rotor blades, generator, gearbox, main shaft, nacelle, main frame and tower) shall not be replaced during warranty period. Should replacement of the aforesaid primary parts due to design, manufacturing or material defects, the Seller shall be responsible for all expenses thus caused” was signed when the Seller’s products were not yet authenticated and the equipment was not put into use. Since the Seller’s products have been authenticated by GL and CGC and the equipment has been operating for two years, which demonstrates relatively high reliability, the clause is hereby cancelled.

3.	This agreement is made in quadruplicate. Each party holds two counterparts.

Buyer:	Seller:

Datang Xiangyang Wind Power Co., Ltd	Guangdong Mingyang Wind Power Technology Co., Ltd

Authorized representative (signature)	Authorized representative (signature)

Date: